UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2016

XENCOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36182	20-1622502
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

111 West Lemon Avenue

Monrovia, California 91016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (626) 305-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2016, Xencor, Inc. (“Xencor”) entered into a Collaboration and License Agreement (the “Agreement”) with Novartis Institutes For BioMedical Research, Inc. (“Novartis”) pursuant to which Xencor and Novartis expect to develop and commercialize novel bispecific antibody therapeutics, including XmAb®14045 and XmAb®13676 in the areas of cancer immunotherapy. The parties will jointly collaborate on the worldwide development of XmAb14045 and XmAb13676 with Xencor maintaining all U.S. commercialization rights and Novartis having commercialization rights in the rest of the world.  Novartis also received worldwide rights to develop and commercialize additional proprietary bispecific molecules to four proprietary target pairs selected by Novartis, one of which Xencor may separately elect to share a portion of worldwide development costs, U.S. commercialization costs and U.S. gross profits in lieu of royalties.  If Xencor elects the profit and cost share arrangement in the U.S. for one of the Novartis target pairs, Xencor has a right to elect to co-detail that bispecific molecule for that target pair in the U.S.  Additionally, Novartis received a worldwide non-exclusive license to utilize Xencor’s XmAb®Fc technologies in Novartis’s molecules to up to ten targets.

Under the terms of the agreement, Xencor will receive a $150 million upfront payment and is eligible to receive up to $ 2.41 billion in clinical, regulatory and sales milestone payments in total if all programs are successful. Xencor is eligible to receive tiered low double-digit royalties for sales of XmAb14045 and XmAb13676 outside of the U.S.; mid single-digit tiered royalties for worldwide sales of bispecific products for the four proprietary Novartis target pairs, subject to Xencor’s right to elect to exercise its  right on molecules for one target pair to share U.S. gross profits in return for assuming a share of worldwide development costs and U.S. commercialization costs; and low single-digit royalties on Novartis molecules incorporating Xencor’s XmAb Fc technology.  The parties will share 50/50 in the worldwide development costs of XmAb14045 and XmAb13676. Except for Xencor’s molecular engineering, Novartis will pay for all worldwide development and commercialization costs of all other molecules, unless Xencor exercises its right to share in the costs and profits for one of the Novartis target pairs.

The term of the Agreement will continue on a program-by-program basis until the later of (i) the date on which a program product is no longer covered by certain intellectual property rights, and (ii) a defined period from the first commercial sale of such program product. Novartis may terminate the Agreement on a program-by-program basis with prior written notice. Either party may also terminate the agreement with written notice upon a bankruptcy of the other party or on a product-by-product basis for a material breach by the other party, if such breach has not been cured within a defined period of receiving such notice.   In the event of a termination of the XmAb14045 and XmAb13676 programs, or any of the four proprietary programs, rights to the program shall revert to Xencor.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement. Xencor intends to file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending June 30, 2016, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

On June 28, 2016, Xencor issued a press release announcing the Agreement.  A copy of this press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Xencor, Inc. on June 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2016	XENCOR, INC.

	By:	/s/ Lloyd A. Rowland
Lloyd A. Rowland
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Xencor, Inc. on June 28, 2016.